                                        Filed pursuant to Rule 424(b)(3)
                                        Registration Statement No. 333-39101


PROSPECTUS SUPPLEMENT DATED MARCH 6, 1998


(To Prospectus dated October 30, 1997)




                                   CYMER, INC.

                                U.S. $172,500,000

     3-1/2%/7-1/4% Step-Up Convertible Subordinated Notes due August 6, 2004
                                       and
             Shares of Common Stock Issuable Upon Conversion Thereof


                        ---------------------------------



This Prospectus Supplement together, with the Prospectus, is to be used by certain holders of the above-referenced securities or by their transferees, pledgees, donees or their succcessors in connection with the offer and sale of the above referenced securities.

The section entitled "Selling Securityholders" commencing on page 34 of the Prospectus is hereby amended to include the following table:


                             SELLING SECURITYHOLDERS
--------------------------------------------------------------------------------

                                                                                                      NUMBER OF SHARES OF
                                                                    PRINCIPAL AMOUNT OF NOTES      COMMON STOCK BENEFICIALLY
                                                                     BENEFICIALLY OWNED AND            OWNED AND OFFERED
                     SELLING SECURITYHOLDER                              OFFERED HEREBY                  HEREBY (1)(2)
----------------------------------------------------------------  -----------------------------  -----------------------------
Allstate Insurance Company .....................................                      1,500,000                         31,914
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P.........                      2,760,000                         58,723
Arkansas PERS...................................................                        900,000                         19,148
Bankers Trust International.....................................                     15,000,000                        319,148
Christian Science Trustees for Gifts and Endowments.............                        110,000                          2,340
David Lipscomb University General Endowment.....................                         90,000                          1,914
Delaware PERS...................................................                        775,000                         16,489
Delaware State Employees' Retirement Fund.......................                      1,465,000                         31,170
Deutsche Morgan Grenfell, Inc (3) ..............................                      2,000,000                         42,553
Donaldson, Lufkin and Jenrette Securities Corporation...........                      3,240,000                         68,936
Equitable Life Assurance Separate Account Balanced..............                        215,000                          4,574
Equitable Life Assurance Separate Account Convertibles..........                      2,830,000                         60,212
First Church of Christ, Scientist - Endowment...................                        120,000                          2,553
Franklin Investors Securities Trust- Convertible Securities Fund                      3,000,000                         63,829
The Frist Foundation............................................                        330,000                          7,021
General Motors Employees Domestic Group Trust...................                      5,200,000                        110,638
Hillside Capital Incorporated Corporate Account.................                        140,000                          2,978
Hotel Union and Industry of Hawaii..............................                        420,000                          8,936
Hudson River Trust Balanced Account.............................                      1,420,000                         30,212
Hudson River Trust Growth and Income Account....................                      1,475,000                         31,382
Hudson River Trust Growth Investors.............................                      1,065,000                         22,659
ICI American Holdings Trust.....................................                        315,000                          6,702
The J. W. McConnell Family Foundation...........................                        290,000                          6,170
Memphis Light, Water and Gas Retirement Fund....................                      1,270,000                         27,021
Morgan Stanley Dean Witter......................................                     14,820,000                        315,319
Nalco Chemical Retirement Trust.................................                        140,000                          2,978
NationsBanc Montgomery Securities LLC (4).......................                      5,260,000                        111,914
Natwest Securities Limited......................................                     29,020,000                        617,446
The Northwestern Mutual Life Insurance Company (5)..............                      4,000,000                         85,106

PRIM Board......................................................                      1,250,000                         26,595
Public Employees' Retirement Assocation of Colorado.............                        750,000                         15,957
Shepherd Investments International Ltd..........................                     27,885,000                        593,297
Stark International.............................................                      1,500,000                         31,914
State of Oregon Equity..........................................                      4,000,000                         85,106
State of Oregon/SAIF Corporation................................                      2,000,000                         42,553
Summer Hill Global Partners L.P.................................                         35,000                            744
Thermo Electron Balanced Investment Fund........................                        385,000                          8,191
Third Avenue High Yield Fund....................................                        250,000                          5,319
Zeneca Holdings Trust...........................................                        315,000                          6,702


(1)      Includes shares of Common Stock issuable upon conversion of the Notes.

(2) Assumes a conversion price of $47.00 per share, and a cash payment in lieu of any fractional share interest; such conversion price is subject to adjustment as described under "Description of Notes - Conversion of Notes." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Under the terms of Indenture, fractional shares will not be issued upon conversion of the notes; cash will be paid in lieu of fractional shares, if any.

(3) Deutsche Morgan Grenfell Inc. and its affiliated companies and/or individuals may, from time to time, own, have positions in, or have options in the Company and may also perform investment banking or advisory services, and/or have lending or other credit relationships with the Company.

(4) Within the past three years, NationsBanc Montgomery Securities LLC has acted as an underwriter of securities of the Company.

(5) Includes $250,000 in principal amount held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account.